EXHIBIT 99.1


          U.S.B. HOLDING CO., INC., UNION STATE BANK'S PARENT COMPANY,
        REPORTS EARNINGS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 OF
       $22.6 MILLION, AN INCREASE OF 21.3 PERCENT OVER THE PRIOR YEAR, AND
           2003 THIRD QUARTER EARNINGS OF $6.3 MILLION, A DECREASE OF
                     3.4 PERCENT COMPARED TO THE PRIOR YEAR

         ORANGEBURG, NY, OCTOBER 22, 2003 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company") with consolidated assets of $2.99 billion, the parent company of Union State Bank (the "Bank"), today announced that the Company's net income for the nine months ended September 30, 2003 was $22.6 million compared to $18.6 million for the nine months ended September 30, 2002, an increase of
         21.3 percent. Diluted earnings per common share was $1.13 for the nine months ended September 30, 2003, compared to $0.93 per common share in the prior year period, an increase of 21.5 percent, reflecting higher net income. The Company's record net income for the nine months ended September 30, 2003 resulted in a 18.70 percent return on average common stockholders' equity as compared to 17.51 percent for the nine months ended September 30, 2002.

                  For the three months ended September 30, 2003, net income was $6.3 million compared to $6.5 million for the three months ended September 30, 2002, a decrease of 3.4 percent. Diluted earnings per common share for the quarter ended September 30, 2003 was $0.31 compared to $0.33 in the comparable 2002 period, a decrease of 6.1 percent, reflecting lower net income. The Company's third quarter 2003 net income resulted in a 15.45 percent return on average common stockholders' equity as compared to 17.70 percent for the prior year period.

                  The higher net income for the nine months ended September 30, 2003 compared to the prior year period reflects increases in the Company's net interest income, a lower provision for credit losses, significantly higher gains on sales of securities available for sale and higher non-interest income, partially offset by increases in non-interest expenses and a higher effective rate for the provision for income taxes. The lower net income for the three months ended September 30, 2003, compared to the three months ended September 30, 2002 reflects an increase in non-interest expenses and the effective rate for the provision for income taxes, as well as a decrease in net security gains, partially offset by higher net interest income and non-interest income, as well as a lower provision for credit losses.

                  As explained further below, both 2003 periods were effected by a decrease in the net interest margin to 3.01 percent and 3.13 percent for the three and nine months ended September 30, 2003 compared to 3.70 percent and 3.72 percent in the prior year periods, respectively.

                  Mr. Hales commented, "The Company's year-to-date success reflects managed loan and deposit growth, improvement in credit quality and selective leverage of the balance sheet during a year of historically low interest rates and an uncertain economy."

                  Mr. Hales added, "The historically low interest rate environment has caused an increase in principal prepayments in both the investment and loan portfolios. Management has recognized gains on investments, principally those for which prepayments have accelerated, significantly contributing to the record earnings during the year-to-date 2003 period."

                  Mr. Hales explained that, "The Company's investment portfolio has been restructured and is well positioned with a combination of fixed and floating rate securities, which are expected to perform favorably in a rising interest rate environment. Although the net interest margin will remain under pressure in the low interest rate environment, Management has used its strong capital position to prudently leverage the balance sheet resulting in increased levels of net interest income. Management believes the addition of floating rate securities will protect interest income in a rising interest rate environment, while the inclusion of fixed rate securities with reasonable periods of call protection will mitigate the adverse effects on interest income if interest rates remain low."

                  Net interest income for the nine months ended September 30, 2003 increased 4.1 percent to $56.5 million as a result of a higher level of average earning assets compared to the prior year. Average earning assets increased to $2.48 billion for the nine months ended September 30, 2003 compared to $2.01 billion for the same period in 2002, an increase of 22.9 percent. The growth was a result of increases in average net loans of $151.1 million (12.3 percent), average securities of $284.5 million (38.7 percent) and average federal funds sold of $26.5 million (52.1 percent). Net interest income also benefited from an $89.8 million (29.9 percent) increase in average earning assets over interest bearing liabilities for the nine months ended September 30, 2003 compared to the 2002 period. The increase in net interest income related to volume was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.13 percent for the nine months ended September 30, 2003 from 3.72 percent for the comparable 2002 period.

                  Mr. Hales commented, "The Company has increased its net interest income by increasing earning assets through its consistent core business strategy of making loans and funding them with deposits within the markets it serves, as well as effectively using capital to increase the investment portfolio funded by low cost borrowings. Although the effects of leverage reduce the net interest spread and margin, it increases net interest income without significant interest rate risk and adding operating expenses. The Company's net interest income has been negatively affected by the continued low interest rate environment and the net interest spread and margin will remain compressed if the current rate environment continues. However, the Company's balance sheet is positioned as asset sensitive in the short-term and will benefit in a rising interest rate environment."

                  Mr. Hales continued, "Net interest income will be negatively affected in the fourth quarter of 2003 by the suspension of the Federal Home Loan Bank of New York ("FHLB") dividend. The Company's investment in FHLB stock at September 30, 2003 was $35.7 million and it has received $0.4 million and $1.1 million of dividend income for the three and nine month periods ended September 30, 2003, respectively. The FHLB has given no assurance as to when the dividend will resume. Mr. Hales stated, "Management will continue to evaluate and manage the effect of the changing interest rate environment on the Company's present and future operations, while continuing to competitively price its products and services throughout the markets it serves."

                  Non-interest income increased 18.0 percent to $5.7 million for the nine months ended September 30, 2003 as compared to $4.8 million for the prior year period. The increase was due to an increase in fees derived from service charges on deposit accounts, debit cards, fee income on non-traditional investment product sales, loan arrangement fees, and other types of non-interest revenue.

                  Net security gains increased $6.7 million to $8.4 million for the nine months ended September 30, 2003 compared to $1.7 million for the similar 2003 period. The gains for the 2003 period were primarily realized on sales of available for sale securities that Management believed would most likely have been called at par value or for which principal prepayments have accelerated.

                  Non-interest expenses increased 14.3 percent to $33.5 million for the nine months ended September 30, 2003 compared to $29.3 million for the 2002 comparable period. The increase was primarily to support the 25.4 percent balance sheet growth from $2.38 billion at September 30, 2002 to $2.99 billion at September 30, 2003, as well as the opening of two additional New York branch locations in Goshen (Orange County) and Eastchester (Westchester County).

                  Mr. Hales explained that, "The Company continues to invest in its infrastructure that consists of state-of-the-art technology and levels of personnel necessary to provide exceptional service to existing and prospective customers within and around our market areas."

                  The provision for credit losses decreased $1.1 million for the nine months ended September 30, 2003 to $2.1 million from $3.2 million for the comparable 2002 period. This decrease was primarily due to an improvement in credit quality of the loan portfolio as compared to the nine months ended September 30, 2002. The Company's non-performing assets decreased to $7.1 million, or 0.24 percent of total assets at September 30, 2003 from $16.0 million, or 0.67 percent of total assets at September 30, 2002.

                  Non-performing assets at September 30, 2003 primarily consist of one real estate construction loan of $7.0 million as compared to the real estate construction loan balance of $12.4 million and $15.8 million at December 31, 2002 and September 30, 2002, respectively. No specific reserves for this loan are currently considered necessary based on the evaluation of the loan collateral. Through an agreement with the borrower, additional financing was provided on the non-performing real estate construction loan to finalize construction of the condominium units, which are now complete. As of October 22, 2003, of the original 83 units, 6 remain to be sold. Three of these units are currently in contract, while the remaining three units are being actively marketed for sale. Pending sales of the units and repayment of the loan, the Bank continues to proceed with foreclosure on other real estate that also collateralizes the loan and to pursue its claim against the borrower and guarantors for any deficiency.

                  Net interest income for the quarter ended September 30, 2003 increased to $19.2 million, reflecting a 3.8 percent increase from the comparable 2002 quarter. The increase in net interest income is primarily due to an increase in average earning assets to $2.63 billion for the quarter ended September 30, 2003, compared to $2.07 billion for the 2002 quarter, an increase of 26.7 percent. This increase was due to a $147.4 million (11.7 percent) increase in average net loans, $364.4 million (48.4 percent) increase in average securities, and $42.1 million (66.6 percent) increase in average federal funds. Net interest income for the quarter ended September 30, 2003 also benefited from increases in average earning assets over average interest bearing liabilities of $107.6 million (34.0 percent) over the 2002 period.

                  The increase in net interest income related to volume was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.01 percent for the three months ended September 30, 2003 from 3.70 percent for the comparable 2002 period. As with the nine month period, the net interest margin has been affected by the low interest rate environment, as well as the significant increase in leverage of the investment portfolio. The use of the Company's strong capital position to prudently leverage the balance sheet should result in increased levels of net interest income in the fourth quarter of 2003.

                  An increase in non-interest income of $0.5 million to $2.1 million for the three month period ended September 30, 2003 compared to the prior year period resulted from increases in service charges on deposit accounts, loan arrangement fees, and other types of non-interest revenue.

                  Non-interest expenses increased 10.2 percent to $11.1 million for the 2003 third quarter from $10.1 million for the 2002 third quarter to support the Company's infrastructure for increased market share and balance sheet growth.

                  The effective rate for the provision for income taxes increased in both 2003 periods, due primarily to the decreases in the proportion of tax exempt income to total income compared to the prior 2002 periods.

                  Mr. Hales remarked that, "The Company is poised to continue the growth of its loan and deposit operations for the remainder of 2003 and into 2004. Management believes that the Company's expansion into Orange County and the success of its Goshen Branch, which now has over $50 million in deposits, represents a natural progression into an area where there are already strong lending relationships, while the Eastchester Branch expands the Company's presence in Westchester County."

                  The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with twenty-seven locations in Rockland and Westchester counties and one location each in Stamford, Connecticut, Goshen, Orange County, New York, and New York City. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.

                  FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2003. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

                  In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events and the related impact of the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

                  The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                            U.S.B. HOLDING CO., INC.

                         SELECTED FINANCIAL INFORMATION
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                    NINE MONTHS ENDED             THREE MONTHS ENDED
                                                      SEPTEMBER 30,                  SEPTEMBER 30,
                                                   2003          2002             2003         2002
                                                   ----          ----             ----         ----
CONSOLIDATED SUMMARY OF OPERATIONS:
   Interest income                            $    96,775   $     94,036    $    32,871   $     31,989
   Interest expense                                40,257         39,760         13,641         13,470
                                              -----------   ------------    -----------   ------------
   Net interest income                             56,518         54,276         19,230         18,519
   Provision for credit losses                      2,063          3,187            391            590
   Non-interest income                              5,699          4,829          2,138          1,657
   Net security gains                               8,383          1,703             --            335
   Non-interest expenses                           33,515         29,320         11,127         10,100
                                              -----------   ------------    -----------   ------------
   Income before income taxes                      35,022         28,301          9,850          9,821
   Provision for income taxes                      12,426          9,677          3,564          3,312
                                              -----------    -----------    -----------   ------------
   Net income                                 $    22,596   $     18,624    $     6,286   $      6,509
                                              ===========   ============    ===========   ============

CONSOLIDATED COMMON SHARE DATA(1):
   Basic earnings per share                   $      1.16   $       0.96    $      0.32   $       0.34
   Diluted earnings per share                 $      1.13   $       0.93    $      0.31   $       0.33
   Weighted average shares                     19,472,414     19,315,583     19,402,498     19,352,360
   Adjusted weighted average shares            19,973,051     19,920,281     19,997,457     20,011,972
   Cash dividends per share                   $      0.29   $       0.26    $      0.10   $       0.09

SELECTED INCOME STATEMENT FINANCIAL RATIOS:
   Return on average total assets                    1.16%          1.17%          0.91%          1.18%
   Return on average common
     stockholders' equity                           18.70%         17.51%         15.45%         17.70%
   Efficiency ratio                                 52.57%         48.07%         50.87%         48.55%
   Net interest spread - tax equivalent              3.01%          3.61%          2.90%          3.62%
   Net interest margin - tax equivalent              3.13%          3.72%          3.01%          3.70%

CONSOLIDATED BALANCE SHEET DATA               SEPTEMBER 30,   DECEMBER 31,    SEPTEMBER 30,
AT PERIOD END:                                    2003           2002            2002
                                              -------------   -----------     -------------

  Securities available for sale,
     at estimated fair value                  $ 1,098,293    $   775,509    $   522,996
   Securities held to maturity                    233,428        274,894        340,436
   Loans, net of unearned income                1,437,062      1,350,441      1,294,027
   Allowance for loan losses                       14,379         14,168         13,330
   Total assets                                 2,988,983      2,542,866      2,383,405
   Deposits                                     1,888,557      1,551,787      1,651,051
   Borrowings                                     765,866        504,094        455,763
   Corporation - Obligated mandatory
     redeemable capital securities of
     subsidiary trusts                             50,000         50,000         50,000
   Stockholders' equity                           164,952        156,011        149,805
   Tier 1 capital                             $   211,829    $   194,999    $   186,795
Common shares outstanding(1)                   19,419,867     19,426,659     19,400,941
Book value per common share(1)                $      8.49    $      8.03    $      7.72

SELECTED BALANCE SHEET FINANCIAL RATIOS:
   Leverage ratio                                    7.67%          8.36%          8.50%
   Allowance for loan losses to total loans          1.00%          1.05%          1.03%
   Nonperforming assets to total assets              0.24%          0.49%          0.67%

(1) Share amounts are adjusted for the five percent common stock dividend distributed in September 2003.

                            U.S.B. HOLDING CO., INC.

                     AVERAGE BALANCE INFORMATION - UNAUDITED

                                       NINE MONTHS ENDED          THREE MONTHS ENDED
                                         SEPTEMBER 30,               SEPTEMBER 30,
                                       2003           2002        2003         2002
                                   ------------    ----------   ---------    ---------
                                             (000's)                   (000's)

ASSETS
------
Federal funds sold                  $   77,386   $   50,884   $  105,238   $   63,153
Securities(1)                        1,019,143      734,630    1,116,827      752,419
Loans(2)                             1,380,227    1,229,135    1,404,389    1,257,035
                                    ----------   ----------   ----------   ----------
Earning assets                       2,476,756    2,014,649    2,626,454    2,072,607
TOTAL ASSETS                        $2,600,687   $2,125,131   $2,767,015   $2,204,607
                                    ----------   ----------   ----------   ----------

LIABILITIES AND
STOCKHOLDERS' EQUITY
--------------------
Non-interest bearing deposits       $  274,416   $  232,618   $  289,644   $  245,694
Interest bearing deposits            1,406,008    1,247,172    1,463,795    1,267,522
                                    ----------   ----------   ----------   ----------
Total deposits                       1,680,424    1,479,790    1,753,439    1,513,216
Borrowings                             630,968      424,013      688,552      438,602
Corporation-Obligated mandatory
 redeemable capital securities
 of subsidiary trusts                   50,000       43,516       50,000       50,000
Interest bearing liabilities         2,086,976    1,714,701    2,202,347    1,756,124

STOCKHOLDERS' EQUITY                $  161,038   $  141,783   $  162,698   $  147,112
                                    ----------   ----------   ----------   ----------



--------------

    (1)   Securities exclude mark-to-market adjustment required by FASB No. 115.

    (2) Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION -- UNAUDITED


                                         CONSOLIDATED BALANCE SHEET DATA
                                                AT SEPTEMBER 30,
                                             2003           2002
                                           ---------      --------
                                                   (000's)
Commercial (time and demand) loans        $  153,608   $  134,887
Construction and land development loans      369,692      327,756
Commercial mortgages                         606,216      543,258
Residential mortgages                        242,363      226,738
Home equity loans                             56,597       50,659
Personal installment loans                     2,816        4,769
Credit card loans                              5,325        5,877
Other loans                                    5,463        4,209
Deferred commitment fees                       5,018        4,126
Intangibles                                    5,876        5,850
Other real estate owned                           --           34
Non-accrual loans                              7,106       15,983
Restructured loans                               143          148
Non-interest bearing deposits                352,296      327,196
Interest bearing deposits                  1,536,261    1,323,855

                                             CONSOLIDATED INCOME STATEMENT DATA FOR THE
                                               NINE MONTH PERIOD   THREE MONTH PERIOD
                                              ENDED SEPTEMBER 30,  ENDED SEPTEMBER 30,
                                               2003      2002       2003        2002
                                               ----      ----       ----        ----
                                                               (000's)
Interest income - FTE                          $98,312   $95,931   $33,375   $32,624
Net interest income - FTE                       58,055    56,171    19,734    19,154
Deposit service charges                          2,887     2,465     1,047       838
Other income                                     2,812     2,364     1,091       819
Salaries and employee benefits expense          20,097    17,607     6,774     6,097
Occupancy and equipment expense                  5,117     4,713     1,707     1,560
Advertising and business development expense     1,924     1,436       590       527
Professional fees expense                        1,079       872       364       350
Communications expense                             909       790       300       267
Stationery and printing expense                    601       597       217       196
Amortization of intangibles                        761       678       253       227
Other expense                                    3,027     2,627       922       876
Net charge-offs                                  1,804     2,108        82        89